Exhibit 4.2

WEATHERFORD INTERNATIONAL, INC.,
a Delaware corporation

as Issuer

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company

as Guarantor

WEATHERFORD INTERNATIONAL LTD.,
a Swiss joint-stock corporation

as Guarantor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of March 31 2013

To

INDENTURE

Dated as of June 18, 2007

FOURTH SUPPLEMENTAL INDENTURE dated as of March 31, 2013 (this "Supplemental Indenture"), among Weatherford International, Inc., a Delaware corporation (the "Company"), Weatherford International Ltd., a Swiss joint-stock corporation ("Weatherford Switzerland"), Weatherford International Ltd., a Bermuda exempted company ("Weatherford Bermuda" and, together with Weatherford Switzerland, the "Guarantors"), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee under the Indenture referred to below (in such capacity, the "Trustee").
RECITALS OF THE COMPANY
WHEREAS, the Company, Weatherford Bermuda and the Trustee are parties to an Indenture dated as of June 18, 2007 (the "Original Indenture") (the Original Indenture, as supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, being referred to herein as the "Indenture");
WHEREAS, the Board of Directors of the Company has determined that it is fair, advisable and in the best interests of the Company to convert its corporate form from a Delaware corporation to a Delaware limited liability company pursuant to Section 266 of the Delaware General Corporation Law (the "DGCL") and Section 18-214 of the Delaware Limited Liability Company Act (the "Act") to be called "Weatherford International, LLC" (the "Conversion"), and has recommended approval of the Conversion to the stockholder of the Company and the stockholder has authorized the Conversion;
WHEREAS, under the laws of the State of Delaware, the Company will continue in existence and will remain entitled to and vested in any and all of its rights, privileges and powers following the Conversion, and Section 266(d) of the DGCL provides that the conversion of a Delaware corporation into a Delaware limited liability company shall not be deemed to affect any obligations or liabilities of such corporation incurred prior to such conversion;
WHEREAS, in connection with the Conversion, the Board of Directors of the Company has determined that it is fair, advisable and in the best interests of and beneficial to the Company to enter into this Supplemental Indenture for the purposes of reflecting the Conversion;
WHEREAS, the Conversion will become effective upon the filing with the Delaware Secretary of State of a Certificate of Conversion under Section 266 of the DGCL and a Certificate of Formation of Weatherford International, LLC under Section 18-201 of the Act, the date of effectiveness of the Conversion being referred to herein as the "Effective Date;"
WHEREAS, Section 9.1(10) of the Indenture provides that the Company, when authorized by a Board Resolution, the Guarantors and the Trustee may enter into one or more indentures supplemental to the Original Indenture for any of the purposes set forth in such Section without the consent of any of the Holders;
WHEREAS, the Board of Directors of the Company has determined that this Supplemental Indenture complies with the requirements of Section 9.1(10) of the Original Indenture; and
WHEREAS, this Supplemental Indenture has been duly authorized by all necessary action on the part of the Company, including a Board Resolution.
NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Outstanding Securities, as follows:

ARTICLE 1
Relation to Indenture; Definitions
SECTION 1.01.   Relation to Indenture.

With respect to the Outstanding Securities and the Guarantees thereof by the Guarantors, this Supplemental Indenture constitutes an integral part of the Indenture.
SECTION 1.02.   Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture, as previously supplemented and amended.
SECTION 1.03.   General References.

All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms "herein," "hereof," "hereunder" and any other word of similar import refers to this Supplemental Indenture.

ARTICLE 2
Amendments
SECTION 2.01. Amendment to the Company's Name and Entity Type.

As at the Effective Date, all references in the Indenture to "Weatherford International, Inc., a corporation duly organized and existing under the laws of the State of Delaware" shall be amended to refer to "Weatherford International, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware" in each instance.  In addition, all references in the Indenture to "Weatherford International, Inc." shall be amended to refer "Weatherford International, LLC" in each instance, and each reference to the "Company" in the Indenture shall be deemed to refer to Weatherford International, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware.
ARTICLE 3
Miscellaneous
SECTION 3.01.   Certain Trustee Matters.

The recitals contained herein are an integral part of this Supplemental Indenture and shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Outstanding Securities or the proper authorization or the due execution hereof or thereof by the Company.
SECTION 3.02.   Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture, as supplemented and amended hereby and thereby, is in all respects hereby ratified and confirmed. This Supplemental Indenture and all of its provisions shall be deemed a part of the Indenture, as supplemented and amended, in the manner and to the extent herein and therein provided.

SECTION 3.03.   Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 3.04.   Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

WEATHERFORD INTERNATIONAL, INC.
a Delaware corporation
as Issuer
By:            /s/ Joseph C. Henry
Name:            Joseph C. Henry
Title:            Senior Vice President- Legal and Corporate Secretary
WEATHERFORD INTERNATIONAL LTD.
a Swiss joint-stock corporation
as Guarantor
By:            /s/ Joseph C. Henry
Title:            Senior Vice President, Co-General Counsel and  Corporate Secretary
WEATHERFORD INTERNATIONAL LTD.
a Bermuda exempted company
as Guarantor
By:            /s/ Joseph C. Henry
Title:            Senior Vice President, Co-General Counsel and  Assistant Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS
By: Deutsche Bank National Trust Company
as Trustee
By:            /s/ Chris Niesz
Name:            Chris Niesz
Title:            Associate
By:            /s/ Jeffrey Schoenfeld
Name:            Jeffrey Schoenfeld
Title:            Assistant Vice President